FIRST AMENDMENT TO STOCK OPTION AGREEMENT


         THIS FIRST AMENDMENT to Stock Option Agreement (this "Amendment") is made as of the 25th day of September, 1997, by and among Law Companies Group, Inc., a Georgia corporation (the "Company"), Virgil R. Williams and James M. Williams, Jr., each a resident of the State of Georgia (jointly and severally, "Optionee"), and James M. Williams, Jr. Family Partnership, L.P., a Georgia limited partnership (the "Limited Partnership").

                                R E C I T A L S:

         WHEREAS, Optionee holds an option to purchase up to 900,000 shares of common stock of Law pursuant to that certain Stock Option Agreement, dated May 6, 1997, by and between the Company, on the one hand, and Optionee, on the other;

         WHEREAS, James M. Williams, Jr. ("Williams") who is a general partner of the Limited Partnership, desires to transfer his interest in the Stock Option Agreement to the Limited Partnership;

         WHEREAS, the Stock Option Agreement permits such a transfer upon Optionee providing notice to the Company of the name and address of any such transferee, and Optionee has provided such notice;

         NOW, THEREFORE, in consideration of the mutual recitals, promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Amendment. The Stock Option Agreement is hereby amended to delete Williams as a party and substituting therefor the Limited Partnership. References to Optionee in the Stock Option Agreement shall henceforth mean Virgil R. Williams and the Limited Partnership, jointly and severally.

         2. Stock Option Agreement Otherwise Unchanged. Except as provided herein, the Stock Option Agreement shall remain unchanged and in full force and effect.

         3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         4. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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         5. Governing Laws. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflicts of laws.

         IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.

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COMPANY:

LAW COMPANIES GROUP INC.



By:
         Bruce C. Coles
         Chairman, CEO and President




OPTIONEE:



Virgil R. Williams



James M. Williams, Jr.


LIMITED PARTNERSHIP:

JAMES M. WILLIAMS, JR.
FAMILY PARTNERSHIP, L.P.



James M. Williams, Jr., General Partner


---------------------------------
Barbara C. Williams, General Partner


---------------------------------
James M. Williams, Jr., Limited Partner